As filed with the Securities and Exchange Commission on February 10, 2010
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_______________

VITAMIN BLUE, INC.
(Exact Name of Registrant As Specified in Its Charter)

Delaware	4841	33-0858127
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	(IRS Employer Identification Number)

1005 West 18th Street
Costa Mesa, CA  92627
(949) 645-4592
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

______________________

Frank D. Ornelas
Chief Executive Officer and President
Vitamin Blue, Inc.
1005 West 18th Street
Costa Mesa, CA  92627
(949) 645-4592
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

____________________

Copies to:

H. Melville Hicks, Jr., Esq.
551 Fifth Avenue, Suite 1625
New York, New York  10176
(212) 655-5944
(212) 867-3185

(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

 (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Aggregate Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock to be offered for resale by selling shareholders	11,525,000	$.002	$23,050	$1.64

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).  Our common stock is not traded on any national exchange, and, in accordance with Rule 457, the offering price was determined by the price shares were sold to our shareholders in private placement transactions.  The selling shareholders may sell shares of our common stock at a fixed price of $.002 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  The fixed price of $.002 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of .002.  There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.
___________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2010

PROSPECTUS

VITAMIN BLUE, INC.

  Up to 11,525,000
  Shares
Common Stock
Offering Price:  $0.002 per share

This prospectus relates to the resale by the selling stockholders of up to 11,525,000 shares that were acquired directly from the Company in private offerings that were exempt from registration requirements of the Securities Act of 1933.  The selling stockholders named in this prospectus may sell common stock from time to time in the principle market on which the stock is traded at the prevailing market price or in negotiated transactions at a fixed price of $.002 per share until our common stock is listed to trade and quoted on the Over-The-Counter Bulletin Board.  The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering.  We will pay the expenses of registering these shares.

This is a resale prospectus for the resale of up to 11,525,000 shares of our common stock by the selling stockholders listed herein.  We will not receive any proceeds from the sale of those shares.

Our common stock is not traded on any public market and, although we intend to apply to have our common stock quoted on the Over-The-Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority (“FINRA”) upon the effectiveness of the registration statement of which this prospectus is a part, we may not be successful in such application and our common stock may never trade in any market.

Selling stockholders will sell at a fixed price of $.002 per share until our common stock is quoted on the OTCBB and thereafter at prevailing market prices, or privately negotiated prices.

No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.  None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 11 of this prospectus before buying our securities.

The date of this prospectus is _________________, 2010.

VITAMIN BLUE, INC.

____________________

You should rely only on the information contained in this prospectus. Neither the selling stockholders nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the selling stockholders nor we are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights basic information about us and this offering. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully before making an investment decision. When we use the words “Company,” “we,” “us” or “our company” in this prospectus, we are referring to Vitamin Blue, Inc., a Delaware corporation. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Our Company

Vitamin Blue, Inc., was incorporated in Delaware on May 25, 1999, under the name Under The Influence, Inc., our name was changed to Vitamin Blue, Inc., by amendment to the Certificate of Incorporation.  Our principal executive offices are located at 1005 West 18th Street, Costa Mesa, CA 92627 and our telephone number is (949) 645-4592.  This area of California is the hub of the surfing industry.  Vitamin Blue, Inc. designs, manufactures, and distributes surfwear and surfing accessories.  Our Company is focused on becoming a boardsport brand of long-term excellence by its commitment to producing innovative products of quality and athletic performance, and continuing to develop a good reputation with its retailers to deliver on time.  We are an authentic source for unique, functional and diverse surf products.

In pursuing a strategy of building and maintaining a strong foundation at the core surf market level, we have began the important first step in this strategy by distributing product to surfboard manufacturers and surf shops.  We intend to leverage this foundation by expanding product offerings and increasing brand penetration into the mainstream.  Our product distribution will extend into specialty stores and department stores.  In order to maintain long-term brand awareness we will continue to stay true to our surfing roots as an authentic source for surf products by supporting the core of the sport through sponsorship of athletes, competitions and other grassroot activities, thereby maintaining a strong foundation in the surf industry.

We manufacturer most of our surfing accessories and nearly all of our surfwear in-house.  Only the manufacturing of surfboard bags and the sewing of board shorts (surf trunks) are outsourced.

For the nine month period ended September 30, 2009, we reported net sales of approximately $109,695, up 2% from net sales of $107,946 for the nine months ended September 30, 2008.

Our Industry

In the United States, surf/skate sales for 2008 exceeded $7.2 billion.  Approximately, 17 percent of sales ($2.4 billion) occurred in the west coast.  The surf industry had shown substantial growth of 10 percent for the previous five years.  Source:  2008 Surf Industry Manufacturers Association (SIMA) Distribution study.  Sales are expected to grow steadily over the next several years.  Strong market growth can be attributed to a number of factors including the all time high popularity level of outdoor, individual extreme action sports among the general population, and benefits from shifting demographics, as the teenage population will grow faster than the rest of the population.  With over half of the world’s population under 25 years old, it is the largest teen population in history.  In addition, with the overall population pursuing a more physically active lifestyle than ever before, it is not uncommon for an entire family living in or near beach communities to surf together.  This sport has attracted new comers, from young sons and daughters to middle aged fathers and mothers.

Historically, the most frequent buyers of surfwear and surfing accessories were teenage and young adult males.  However, in recent years, the market has expanded to include surfwear for teenage girls, women, children and toddlers.

Distribution Channels

Vitamin Blue will cultivate a variety of distribution channels in order to make its products available to a large group of consumers.  The primary distribution efforts will focus on retail outlets in North America (U.S., Canada, and Mexico).  Next, the Company plans to penetrate Europe with an emphasis on France, United Kingdom, Spain, Italy, and Germany.  Finally, Vitamin Blue will continue to build on the success of its expansion by penetrating parts of other markets such as Japan and Australia.

Vitamin Blue intends to market to four types of retail outlets:  surfboard manufacturers, surf shops, specialty stores, and department stores.

Surfboard Manufacturers.  This retail outlet generally consists of single shops, where surfboards are designed, manufactured and marketed.  They are a genuine source for surfing accessories.  This distribution channel focuses on the core surf market and is essential in developing long-term growth potential.  Vitamin Blue surfing accessories are currently sold through this channel.

Surf Shops.  These are generally single to multiple shops located in or near beach cities.  They tend to be privately owned.  Surf shops also focus on the core surf market and provide an authentic retail source for complete lines of surfwear and surfing accessory products.  This distribution channel is also vital in building long-term growth potential.  The complete line of Vitamin Blue products (surfwear and surfing accessories) is distributed through this channel.

Specialty Stores.  This type of retail outlet generally consists of single, regional, and nationwide stores, and tends to be located in or near beach or resort communities, shopping centers, and shopping malls.  Specialty stores distributing surf products are primarily tourist/vacation shops, sporting good stores (i.e., Sports Chalet, Inc. –SPCHB), and regional and national retail stores (i.e., Pacific Sunwear of California-PSUN and Zumiez, Inc.-ZUMZ).  This distribution channel emphasizes the mainstream market.  Vitamin Blue intends to use this type of retail outlet to distribute its surfwear.

Department Stores.  This type of retail outlet generally has stores located nationwide.  They are often located in shopping malls.  Such stores may include Bloomingdale’s, Macy’s, Saks Fifth Avenue and Nordstrom.  This distribution channel also concentrates on the mainstream market.  Vitamin Blue intends to use this type of retail outlet to distribute its surfwear.

Our Products and Solutions

Currently, Vitamin Blue distributes the majority of its products through surfboard manufacturers and surf shops.  These distribution channels are the authentic source for surf products and therefore important in enhancing long-term growth potential, and serve as the primary cornerstone of Vitamin Blue’s brand building positioning.

Company Strategy

Vitamin Blue intends to become a brand of long-term excellence and a leader in the surf industry by offering innovative quality products, exceptional service, timely delivery, and aggressive grassroots marketing and word-of-mouth and print advertising.

The key points of the Company’s strategy are:

•	Continue to build an authentic surf brand of excellence for the Vitamin Blue name.
•	Focus on five core elements: product, quality, image, distribution, and delivery
•	Continue to establish and maintain long standing relationships with surfboard manufacturers and surf shops. Expand product distribution into specialty stores and department stores.
•	Build the business infrastructure necessary to support the Company’s planned growth.
•	Continue the aggressive grassroots marketing strategy.

Our Strengths

We believe that our strengths, critical to our success as an up and coming brand in the surfwear and accessories industry, lie in our core competency to manufacture our products in-house helping to ensure reliable, timely and continuous delivery of our surfing accessories to our customers.

Our in-house manufacturing capacity allows us to respond ahead of our competition to new and developing market segments.

Corporate Information

We were incorporated in Delaware on May 25, 1999 and commenced business shortly thereafter in June, 1999.  Frank D. Ornelas is our President and CEO.

Our principal executive offices are located at 1005 West 18th Street, Costa Mesa, CA 92627 and our telephone number is (949) 645-4592. Our website is www.vitaminblue.com. Our Code of Conduct as well as our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, which will be filed with the Securities and Exchange Commission, or SEC, are available to you free of charge through the Investor Relations section on our website as soon as reasonably practical after such material is electronically filed with, or furnished to, the SEC. The other information contained in our website is not a part of this prospectus.

The Offering

Selling Stockholders:
The selling stockholders named in this Prospectus are existing stockholders of Vitamin Blue, Inc., who purchased shares of our common stock in private placement transactions that were exempt from the registration requirements of the Securities Act of 1933.  See “Selling Stockholders”.

Offering Price:

The selling stockholders may sell shares of our common stock at a fixed price of $.002 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices.  We intend to seek to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Act of 1934 (the “Exchange Act”).  But we cannot provide any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any securities exchange.

Minimum Number of Shares to be Sold In this Offering:	None

Common Stock offered	Up to 11,525,000 of our $.0001 par value common stock

Common Stock outstanding before and after this offering	521,525,000 shares

Use of proceeds
We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds.  The sale proceeds of each selling stockholder’s Common Stock belongs to the selling stockholder.

Risk Factors	See “Risk Factors” beginning on page 11 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

There is no trading market for our common stock.  We intend to apply for listing on the Over-the-Counter Bulletin Board, and we hope that thereafter such trading market will develop. The selling stockholders will sell at a fixed price of $.002 per share until our common stock is quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.

Equity ownership of the Company currently consists of 521,525,000 shares of common stock representing all issued and outstanding stock.  Frank D. Ornelas (the “Founder”) owns 510,000,000 shares of common stock and 11,525,000 shares of common stock are owned by various outside shareholders

The Company will likely be required to sell additional equity shares, quite possibly of a different class and priority, so as to secure the desired equity required by the Company’s business plan.  Issuance of such additional equity will very likely cause substantial dilution to the interests of the holders of the Common Stock.  There can be no assurance that such additional equity funds can be obtained and, if so, whether the same will be available on favorable terms.

Selected Financial Information

The table below summarizes our audited financial statements for the fiscal years ended December 31, 2007 and 2008 and our unaudited financial statements for the nine months ended September 30, 2009 and 2008.

Balance Sheet Summary:

	For the Nine Months	For the Years
	Ended September 30,	Ended December 31,

Balance Sheet	2009 (Unaudited)	2008 (Audited)	2007 (Audited)
Cash and Cash Equivalents	$2,533	$3,752	$9,856
Total Assets	$42,966	$69,263	$81,566
Total Liabilities	$213,517	$205,001	$163,259
Total Stockholders’ Equity (Deficit)	$(170,551)	$(135,738)	$(81,693)

Statement of Operations Summary:

	For the Nine Months		For the Years
	Ended September 30,		Ended December 31,

Statement of Operations	2009 (Unaudited)	2008 (Unaudited)	2008 (Audited)	2007 (Audited)
Revenue	$109,695	$107,946	$129,256	$124,096
Net Income (Loss)	$(55,113)	$(35,295)	$(56,795)	$(61,012)
Net Earnings (Loss) Per Share of Common Stock, basic and diluted	$(0.00)	$(7.06)	$(11.36)	$(12.20)

Our operations are located 1005 West 18th Street, Costa Mesa, CA 92627-4557, (949) 645-4592.

We have operated at a loss since our inception, and we cannot assure you that we will operate at a profit in the future.  Because we have operated at loss, we have relied upon a private placement of common stock to fund our operations since our inception, and must continue to rely on debt or equity investments until we operate profitably, if ever.

Our auditor’s report dated September 16, 2009 on our financial statements for the year ended December 31, 2008 included a going concern qualification which stated that there was substantial doubt as to our ability to continue as a going concern.  We continue to be undercapitalized because of our continued losses from operations and do not have sufficient financial resources to meet the anticipated costs of expanding our distribution channels.  Accordingly, we will need to obtain additional financing in order to complete our plan of operation and meet our current obligations as they come due.  However, there is no assurance that suitable financing can be found at all or on terms acceptable to us.

RISK FACTORS

Our business, industry and common stock are subject to numerous risks and uncertainties.  Any of the following risks, if realized, could materially and adversely affect our revenues, operating results, profitability, financial condition, prospects for future development, growth and overall business, as well as the value of our common stock.

INVESTMENT IN THE COMPANY IS HIGHLY SPECULATIVE, SUBJECT TO NUMEROUS AND SUBSTANTIAL RISKS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND MANY OF WHICH CANNOT BE REASONABLE ASCERTAINED OR QUANTIFIED AT THIS TIME.  THE SHARES ARE SUITABLE ONLY AS AN INVESTMENT FOR THOSE WHO ARE ABLE TO AFFORD A COMPLETE LOSS OF THEIR INVESTMENT.  THEREFORE, PROSPECTIVE SUBSCRIBERS SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE PROPOSED ACTIVITIES OF THE COMPANY AND THE PURCHASE OF ITS SHARES, INCLUDING BUT NOT LIMITED TO, THOSE CERTAIN RISK FACTORS DISCUSSED BELOW, AND SHOULD CONSULT THEIR LEGAL, TAX AND BUSINESS ADVISORS.

THE RISK FACTORS HEREINAFTER SET FORTH IN THIS SECTION ARE NOT INTENDED TO BE A COMPLETE LIST OF THE RISKS RELATING TO AN INVESTMENT IN THE SHARES.  THERE ARE CONTAINED THROUGHOUT THIS PROSPECTUS OTHER RISK FACTORS IMPACTING UPON YOUR INVESTMENT DECISION.

Any investment in our common stock involves a high degree of risk.  Prospective investors should carefully consider the following information about these risks, together with the other information contained in this Prospectus, before they decide whether to buy any shares.  If any of the following risks occur, the business, and the results of operations and financial condition, would likely suffer.

The risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties, including those not presently known to us or that we presently deem immaterial, may also result in decreased revenue, increased expenses, or other events that could result in a decline in the price of the common stock.

We have limited operating history and results; prior losses and no independent operations

The accumulated net losses since inception on May 25, 1999 to September 30, 2009, have amounted to ($198,601).  There can be no assurance as to when or whether we will be able to achieve sustained and growing operating revenues.  Or if operating revenues are achieved, there can be no assurance they can be sustained.  For additional information please refer to our financial statements with notes that appear elsewhere in this Prospectus.

RISKS RELATED TO OUR BUSINESS

We may need additional financing, Probable Dilution

We can give no assurance that a sufficient level of sales will be attained by us in our operations within the foreseeable future, which will enable us to fund our business and undertake our expansion plans.  We may face unbudgeted costs, delays and difficulties’ executing our business plan, as is frequently encountered by similarly situated companies.  We are aware that there may be changes in economic, regulatory or competitive conditions that may lead to increased costs.  All of these factors may culminate in circumstances that could make funds generated by our operations insufficient to fund our cash requirements for the next twelve months and beyond.  We may determine that it is in our best interests to expand more rapidly than currently intended, in which case we will need additional financing.

The Company may in the future be required to pursue further securities offerings publicly or privately to finance unanticipated capital costs and working capital needs and potential expansion.  These offerings may be made from time-to-time over an indefinite period following the conclusion of this Offering and will result in a dilution of the Shares offered hereby.  The proceeds from this Offering shall not be paid to the Company and current financing may not be sufficient to fund the Company’s operations through the end of this year during which time the Company intends to market, and operate its business. There is no assurance that these objectives will be achieved.  Operations thereafter may depend upon the level of business revenues and the continued availability of investment capital.  If operating revenues are insufficient to continue the Company’s operations, additional funds will have to be raised through loans or other financing, and there can be no assurance that any such financing will be obtained on favorable terms, if at all.

The Company shall have the right to issue, in the aggregate, during and indefinite period of following the closing of this Offering (to Accredited Investors meeting the investment suitability standards) a number of shares equal to the difference between the number of Shares sold in this Offering and the number of Shares authorized by its Certificate of Incorporation.

Any new issuance of equity stock of the Company will have the effect of diluting the percentage interest of a shareholder for purposes of allocations of equity and distributions.

Additional financing may not be available when needed or may not be available on terms acceptable to us.  If additional funds are raised by issuing equity securities, stockholders may incur dilution.  If adequate financing is not available, we may be required to delay, scale back or eliminate one or more of our product development programs or otherwise limit the development and marketing of our products, which could materially and adversely affect our business, results of operation and financial condition.

Our Independent Auditors’ Report states that there is a substantial doubt that we will be able to continue as a going concern

Our independent auditors, HJ Associates & Consultants, LLP, state in their audit report, dated September 16, 2009, and included with this prospectus, that the Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.

Our future operating results are likely to fluctuate

Our quarterly and annual operating revenues, expenses and operating results may fluctuate due to a variety of factors, many of which are beyond our control, including:

•	The timing of orders from, and shipments to, significant customers
•	The timing of new product introductions by us or our competitors
•	Variations in the mix of products sold by us or our competitors
•	The timely payment of our invoices
•	Possible decreases in average selling prices of our products in response to competitive pressures
•	Market acceptance for new lines of our products
•	Fluctuations in general economic conditions

Due to all of the foregoing factors, we do not believe that period-to-period comparisons of our historical results of operations are indications of future performance.  Furthermore, it is possible that in some future quarters our results of operations may fall below the expectations of securities analysis and investors.  In such event, the price of our stock, when trading and listed, will likely be materially and adversely affected.

We are and will continue to be dependent upon key personnel

We depend to a significant extent upon our President, Frank D. Ornelas and we will depend upon new and additional senior management, sales and marketing personnel.  The competition for such personnel is intense.  Our growth and future success will depend to a large extent on our ability to attract and retain highly qualified personnel.  We do not have employment agreements with our President.  The loss of our President or the inability to hire or retain qualified personnel could have a material adverse effect upon our business and operating results.  In addition, if we are unable to hire additional personnel as needed, we may not be able to adequately manage our operations or implement our plans for expansion growth.  We may not be able to attract and retain the qualified personnel necessary for the development of our business which would have a material adverse effect on our business, products and services and our business operating results, and financial condition.

Our sole officer and director is not covered by an employment contract and he can terminate his relationship with us at any time.  He is not subject to non-competition agreements which would survive termination of employment.  We do not have “key person” insurance coverage for the loss of any of Mr. Ornelas.

Our operations have been and will continue to be dependent on the efforts of Frank D. Ornelas, our President, Chief Executive Officer, Secretary and Treasurer and the sole member of our Board of Directors;  The development of our products and services, as well as the development of improvements to our products and services is dependent on retaining the services of qualified personnel who were involved in the development of our products and services.  The loss of key management, the inability to secure or retain such key personnel with unique knowledge of our products and services and the technology and programming employed as part of our products and services, or an inability to attract and retain sufficient numbers of other qualified personnel would adversely affect our business, products, and services and could have a material adverse effect on our business, operating results, and financial condition.

Our Sole Officer has no experience in managing a public company

Our sole officer has no previous experience in managing a public company, and we do not have any employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.  During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

We are subject to substantial competition.

We are subject to significant competition that could harm our ability to win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, firms. Most of our competitors have considerably greater financial, marketing and technological resources than we do, which may make it difficult to win new mandates and we may not be able to compete successfully. Certain competitors operate larger facilities and have longer operating histories and presence in key markets, greater name recognition and larger customer bases. As a result, these competitors may be able to adapt more quickly changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Moreover, we may not have sufficient resources to undertake the continuing research and development necessary to remain competitive.

We expect to make, strategic acquisitions and investments, and these activities involve risks and uncertainties.

In pursuing our business strategies, we continually review, evaluate and consider potential investments and acquisitions. In evaluating such transactions, we are required to make difficult judgments regarding the value of business opportunities, technologies and other assets, and the risks and cost of potential liabilities. Furthermore, acquisitions and investments involve certain other risks and uncertainties, including the difficulty in integrating newly-acquired businesses, the challenges in achieving strategic objectives and other benefits expected from acquisitions or investments, the diversion of our attention and resources from our operations and other initiatives, the potential impairment of acquired assets and the potential loss of key employees of the acquired businesses.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in the United States. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Furthermore, changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability. Although we believe our tax estimates are reasonable, the final determination of tax audits could be materially different from our historical income tax provisions and accruals. Additionally, changes in the geographic mix of our sales could also impact our tax liabilities and affect our income tax expense and profitability.

Risks Related to our Common Stock

Currently, there is no public market for our Common Stock, and there can be no assurance that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it will probably be subject to significant price fluctuations.

Price to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our common stock.  We intend to retain a market maker to file an application with FINRA so as to be able to quote the shares of our common stock on the OTC Bulletin Board (“OTCBB”) maintained by FINRA, commencing upon the effectiveness of the registration statement of which this prospectus is a part.  There can be no assurance as to whether such market maker will file the application or if that application will be accepted by FINRA.  We are not permitted to file such application on our own behalf.  If the application is accepted, there can be no assurances as to whether any market for our common stock will develop or the prices at which our common stock will trade.  If the application is accepted, we cannot predict the extent to which investor interest in us will result in the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, it is probable that our common stock will not be followed by any market analysts, and there may be few institutions acting as market makers for our common stock.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades will probably fluctuate significantly.  Prices for our common stock will be determined in the market and may be influenced by many factors, including the depth and liquidity of the market for our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these RISK FACTORS, investor perception, and general economic and market conditions.  No assurance can be given that an orderly or liquid market will develop for our common stock.  Because of the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 900,000,000 shares of common stock.  At present, there are 521,525,000 shares of our common stock issued and outstanding.  Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders.  Consequently, our stockholders may experience more dilution in their ownership of our common stocks in the future.

As our officers and directors own a significant percentage of our issued and outstanding common stock, any future sales of their shares may result in a decrease in the price of our common stock and the value of our stockholders’ investments.  Our sole officer and director, currently owns 510,000,000 shares of the total of 521,525,000 issued and outstanding shares of our common stock.  Collectively, our sole officer and director owns 97.8% of our total outstanding shares of our common stock.

The possibility of future sales of significant amounts of shares held of our common stock by our officers and directors could decrease the market price of our common stock, if the market does not orderly adjust to the increase in shares of our common stock in the market.  In such event, the value of your investment in us will decrease.

If a market develops for our common stock, sales of our common stock in reliance on Rule 144 may reduce prices in that market by a material amount.

All of the outstanding shares of our common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended.  As restricted securities, those shares may be resold only pursuant to an effective registration statement or pursuant to the requirements of Rule 144 or other applicable exemptions from registration under that Act and as required under applicable state securities laws.  Rule 144 provides in essence that an affiliate (i.e., an officer, director, or control person) who has held restricted securities for a prescribed period under certain conditions, may sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of the issuer’s outstanding common stock.  The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders, as the OTCBB (if and when our common stock is listed thereon) is not an “automated quotation system” and, accordingly, market based volume limitations are not available for securities quoted only on the OTCBB.

As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a prescribed period (currently six (6) months if a reporting company and one (1) year if not).  A sale under Rule 144 or under any other exemption from the Securities Act of 1933, if available, or pursuant to registration of shares of our common stock held by our stockholders, may reduce the price of our common stock in any market that may develop.

Any trading market that may develop may be restricted because of state securities “Blue Sky” laws which prohibit trading absent compliance with individual state laws.

These restrictions may make it difficult or impossible to sell our common stock in those states.  There is no public market for our common stock and there can be no assurance that any public market will develop in the foreseeable future.  Transfers of our common stock may, also, be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws.  Absent compliance with such laws, our common stock may not be traded in such jurisdictions.  Because the shares of our common stock registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase such shares in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell and purchasers to purchase such shares.  These restrictions prohibit the secondary trading our common stock.  We currently do not intend and may not be able to qualify securities for resale in approximately 17 states that do not offer manual exemptions and require securities to be qualified before they can be resold by our shareholders.  Accordingly, investors should consider the secondary market for our securities to be limited.

We may acquire other companies or product lines

We may pursue acquisitions that could provide new products or businesses.  Future acquisitions may involve the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt or amortization of expenses related to good will and other intangible assets.

In addition, acquisitions involve numerous risks, including:

•	Difficulties in the assimilation of the operations, products and personnel of the acquired company.
•	The diversion of management’s attention from other business concerns
•	Risks of entering markets in which we have no or limited prior experience
•	The potential loss of key employees of ours or of the acquired company

We currently have no commitments with respect to any acquisition.  In the event that such an acquisition does occur and we are unable to successfully integrate businesses, products, or personnel that we acquire, our business, results of operations and financial condition could be materially adversely affected.

Because our sole officer and director, Frank Ornelas owns 97.8% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Ornelas are inconsistent with the interests of other stockholders.

Frank Ornelas, our sole officer and director, controls 97.8% of our issued and outstanding shares of common stock.  Accordingly, in accordance with our Articles of Incorporation and Bylaws, Mr. Ornelas Is able to control who is elected to our Board of Directors and thus could act, or could have the power to act, as our management.  Since Mr. Ornelas is not simply a passive investor, but is also our sole officer, his interests as an executive officer may, at times, be adverse to those of passive investors.  Where those conflicts exist, our shareholders will be dependent upon Mr. Ornelas exercising, in a manner fair to all of our shareholders his fiduciary duties as an officer or as a member of our Board of Directors.  Also, due to his stock ownership position, Mr. Ornelas will have:  (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our Articles of Incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Ornelas to their detriment, and (iii) control over transactions between him and Mr. Ornelas.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to report accurately our financial results. This could have a material adverse effect on our share price.

Effective internal controls are necessary for us to provide accurate financial reports. We are in the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes Oxley Act of 2002 and the related rules of the SEC, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on that assessment.  During the course of this documentation and testing, we may identify significant deficiencies or material weaknesses that we may be unable to remediate before the deadline for those reports.

There can be no assurance that we will maintain adequate controls over our financial processes and reporting in the future or that those controls will be adequate in all cases to uncover inaccurate or misleading financial information that could be reported by members of management. If our controls failed to identify any misreporting of financial information or our management or independent registered public accounting firm were to conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the trading price of our shares could drop significantly. In addition, we could be subject to sanctions or investigations by the stock exchange upon which our common stock may be listed, the SEC or other regulatory authorities, which would require additional financial and management resources.

Volatility of our stock price could adversely affect stockholders.

The market price of our common stock could fluctuate significantly as a result of:
•	quarterly variations in our operating results;

•	cyclical nature of consumer spending;

•	interest rate changes;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning our company or the defense industry in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends in our markets;

•	changes in laws and regulations affecting our business;

•	material announcements by us or our competitors;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions and acts of war or terrorism; and

•	other matters discussed in the risk factors.

Fluctuations in the price of our common stock could contribute to the loss of all or part of an investor’s investment in our company.

We currently do not intend to pay dividends on our common stock and consequently your only opportunity to achieve a return on your investment is if the price of common stock appreciates.

We currently do not plan to declare dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in the common stock of our company will be if the market price of our common stock appreciates and you sell your common stock at a profit.

In addition, we intend to retain earnings, if any, to provide funds for the implementation of our business plan.  We intend not to declare or pay any dividends in the foreseeable future.  Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which our Board of Directors determines can be allocated to dividends.  Investors that require liquidity should also not invest in our common stock.  There is no established trading market and should one develop it will likely be volatile and subject to minimal trading volumes.

In addition, under the Certificate of Designations for the Series A Preferred, an affirmative vote at a meeting duly called or the written consent without a meeting of Series A Holders representing at least a majority of then outstanding shares of Series A Preferred is required for us to pay dividends or any other distribution on our common stock.

Provisions in our certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	provide that only our board of directors shall determine the number of directors and can fill vacancies on the board of directors;

•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares and to discourage a takeover attempt;

•	limit the ability of our stockholders to call special meetings of stockholders;

•	Prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to adopt, amend, or repeal our bylaws; and

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company.

These and other provisions contained in our amended and restated certificate of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides for indemnification of our officers and directors at our expense and limits their liability, which may result in a major cost to us and damage the interests of our shareholders, because our resources may be expended for the benefit of our officers and/or directors.

Our Certificate of Incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, for attorney’s fees and other expenses incurred by them in any litigation to which they become a party resulting from their association with us or activities on our behalf.  We will also pay the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us, if it is ultimately determined that any such person shall not have been entitled to indemnification.  This indemnification policy could result in substantial expenditures by us, which we will be unable to recover.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and, therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of any action, lawsuit, or proceeding, is asserted by a director, officer, or controlling person in connection with our securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the issue of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.  The legal process relating to this matter, if it were to occur, probably materially reduce the market and price for our common stock, if such a market ever develops.

MARKET FOR COMMON STOCK

We anticipate our common stock being quoted on the OTCBB, which may result in limited liquidity and the inability of our stockholders to maintain accurate price quotations of our common stock.

Until our common stock qualifies for inclusion in the NASDAQ system, if ever, the trading of our common stock, if any, will be in the over-the-counter market, which is commonly referred to as the OTCBB, as maintained by FINRA.  As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock.

PENNY STOCKHOLDERS

Any market that develops for our common stock will be subject to the penny stock restrictions, which will create a lack of liquidity and make trading difficult or impossible.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a “penny stock,” for purposes relevant to us, as an equity security that has a market price of less than $5.00 per share for with an exercise price of less than $5.00 per share, subject to a limited number of exceptions.  It is probable that our common stock will be considered to be penny stocks for the immediately foreseeable future.  This classification severely and adversely affects the market liquidity for our common stock.  For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person’s account for transactions in penny stocks, and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker-dealer must obtain financial information, investment experience and objectives of that person and make a reasonable determination that transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks

The broker-dealer must, also, deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	The basis on which the broker-dealer made the suitability determination, and

•	That the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure, also, has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealer may desire to not engage in the necessary paperwork and disclosures and encounter difficulties in their attempt to sell our common stock, which may affect the ability of the selling shareholders or other holders to sell our common stock in the secondary market and have the effect of reducing trading activities in the secondary market of our common stock.  These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded.  In addition, the liquidity of our common stock may decrease, with a corresponding decrease in the price of our common stock.  Our common stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, quite probably, have difficulty selling our common stock.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information contained in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “project,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “plan,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•	our ability to realize the full amount of revenues reflected in our backlog;

•
our ability to finance the redemption of our Series A Convertible Preferred Stock in accordance with the terms of such series of Preferred Stock and our settlement agreement with the holders of such Preferred Stock;

•	our reliance on certain suppliers;

•	intense competition and other risks associated with the surfing industry in general; and

•	other matters discussed in the Risk Factors.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and elsewhere in this prospectus. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders.  We are registering 11,525,000 of our 521,525,000 currently outstanding shares of our common stock for resale to provide the holders thereof with tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a fixed price of $.002 per share or our common stock as quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices.  Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market.  We cannot provide our investors with any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any exchange.  The offering price of $.002 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earnings per share.   Additionally, because we have a limited operating history and have not generated any material revenues to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us.  No valuation or appraisal has been prepared for our business and potential business expansion.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing stockholders.

SELLING SHAREHOLDERS

All shares of our common stock offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table.  The table also contains information regarding each selling stockholder’s beneficial ownership of shares of our common stock as of December 31, 2009.

SELLING SECURITY HOLDER AND RELATIONSHIP TO THE COMPANY OR ITS AFFILIATES, IF ANY	SHARES OWNED (NUMBER AND PERCENTAGE*) BEFORE OFFERING		SHARES OFFERED	SHARES OWNED (NUMBER AND PERCENTAGE) AFTER OFFERING
James Ming Yeung	10,000,000	1.92%	10,000,000	- 0 -	0%
Expressions Apparel, Corp.	50,000	0.01%	50,000	- 0 -	0%
Christopher W. Bauer	75,000	0.01%	75,000	- 0 -	0%
Joann P. Bauer	75,000	0.01%	75,000	- 0 -	0%
Dr. Edmond H. Henken	50,000	0.01%	50,000	- 0 -	0%
Dr. Tamara R. Henken	50,000	0.01%	50,000	- 0 -	0%
Patrick A. Reardon	50,000	0.01%	50,000	- 0 -	0%
Sarah Aspel	50,000	0.01%	50,000	- 0 -	0%
Perry C. Faanes	50,000	0.01%	50,000	- 0 -	0%
Terry Senate	75,000	0.01%	75,000	- 0 -	0%
Mark Gaudio	50,000	0.01%	50,000	- 0 -	0%
Jeremy Robert Wilson	50,000	0.01%	50,000	- 0 -	0%
Michael Zippi	50,000	0.01%	50,000	- 0 -	0%
Joyce J. Sun	50,000	0.01%	50,000	- 0 -	0%
Ralph Lemar	50,000	0.01%	50,000	- 0 -	0%
N. Dayle Ervin	50,000	0.01%	50,000	- 0 -	0%
Ian L. Wynne	50,000	0.01%	50,000	- 0 -	0%
Lavinia Crump	50,000	0.01%	50,000	- 0 -	0%
John S. Crump	50,000	0.01%	50,000	- 0 -	0%
Veronica Ornelas	75,000	0.01%	75,000	- 0 -	0%
Francisco Ornelas	75,000	0.01%	75,000	- 0 -	0%
Keith Nehls	50,000	0.01%	50,000	- 0 -	0%
Ed Talbot	50,000	0.01%	50,000	- 0 -	0%
Jose Angel Amigon	100,000	0.02%	100,000	- 0 -	0%
Angel Amigon	50,000	0.01%	50,000	- 0 -	0%
Glenn Kennedy	50,000	0.01%	50,000	- 0 -	0%
Sean C. Weber	100,000	0.02%	100,000	- 0 -	0%

DIVIDEND POLICY

We have not paid any dividends on our common stock to date and do not anticipate paying any dividends in the foreseeable future. We intend to retain future earnings, if any, in the operation and expansion of our business. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deemed relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.

PLAN OF DISTRIBUTION

We are registering shares of our common stock on behalf of the selling shareholders.  The selling shareholders will offer and sell the shares of our common stock to which this prospectus relates for their own accounts.  We will not receive any proceeds from the sale of those shares.  We will pay all reasonable fees and expenses in connection with the registration of those shares.  Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration will be paid by the selling shareholders.

The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

•	On any market that might develop;
•	In transactions other than market transactions;
•	By pledge to secure debts or other obligations;
•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or
•	In a combination of any of the above.

The selling stockholders will sell their shares of common stock registered hereby at a fixed price of $.002 per share until our common stock is quoted on the over-the-counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  To comply with the securities laws of certain states, if applicable, those shares may be sold only through registered or licensed broker-dealers.

The selling stockholders may use broker-dealers to sell our common stock.  If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of such shares for whom they have acted as agents.  To date, no discussions have been held or agreements reached with any broker-dealers.

If any of the selling shareholders enter into an agreement after the effectiveness of this registration statement to sell all or a portion of their shares of our common stock to a broker-dealer as principal and that broker-dealer is acting as underwriter, we will file a post-effective amendment to this registration statement identifying that broker-dealer, providing the required information regarding the plan of distribution, revising disclosures in this registration statement, as required, and filing a copy of that agreement as an exhibit to this registration statement.

Our affiliates and/or promoters, if any, who are offering their shares of our common stock for sale and any broker-dealers who act in connection with the sale of the shares of our common stock registered hereby hereunder will be deemed to be “underwriters” of this offering within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

The selling shareholders and any purchases of our common stock should be aware that any market that develops for our common stock will be subject to “penny stock” restrictions.

We will pay all expenses incidents to the registration, offering and sale of the shares of our common stock subject to this prospectus, other than commissions or discounts of underwriters, broker-dealers or agents.

The offering of our common stock contemplated by this prospectus will terminate on the earlier of the:

(a)	date on which the shares of our common stock are eligible for resale without restriction pursuant to Rule 144 under the Securities Act of 1933, or

(b)	date on which all shares of our common stock offered by this prospectus have been sold by the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with our consolidated financial statements and the notes thereto included in this prospectus, as well as the other sections of this prospectus, including “Risk Factors” and “Description of Business.” This discussion contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results may differ materially.

Overview

We design, manufacture, and distribute surfwear and surfing accessories.  Our Company is focused on becoming a board sportbrand of long-term excellence by its commitment to producing innovative products of quality and athletic performance, and continuing to develop a good reputation with its retailers to deliver on time.  We are an authentic source for unique, functional and diverse surf products.

Vitamin Blue, Inc., was incorporated in Delaware on May 25, 1999, under the name Under The Influence, Inc., our name was changed to Vitamin Blue, Inc., by amendment to the Certificate of Incorporation.  Our principal executive offices are located at 1005 West 18th Street, Costa Mesa, CA 92627 and our telephone number is (949) 645-4592.

Since we began operations we have incurred annual net losses. As of September 30, 2009, we had an accumulated deficit of $198,601 and we expect to incur additional losses in the foreseeable future. Our revenues during the nine-month periods ended September 30, 2009 and 2008 were $109,695 and $107,946, respectively. We recognized net losses of $55,113 (or a basic and diluted loss of $0.00 per common share) for the nine months ended September 30, 2009 and a net loss of $35,295 (or a basic and diluted loss of $7.06 per common share) for the comparable period in 2008.

Since our inception, we have financed our operations primarily through loans, shareholder advances and accounts receivable from sales of our products. In December 2008 and January 2009 we received $23,050 in proceeds of a private placement offering. From inception through September 30, 2009, we received net offering proceeds from private sales of equity and debt securities of $135,750

Based on our current plans and assumptions, which include our expectations relating to the future sale of our common stock and the resulting cash flows and revenues, we believe that we will have adequate resources to fund our operations for the next twelve months.  However, there can be no assurances that we will be successful in entering into such contracts or arranging financing on terms satisfactory to us, in which case there would be significant doubt as to our ability to continue as a going concern.   As of September 30, 2009, our available cash balance was $2,533. As such we will need to raise additional funds to pay outstanding vendor invoices and operating expenses.

We consider that our current staff and facilities are adequate to maintain our present sales and product distribution. Depending upon our actual growth, we plan to incrementally increase our staff as product sales grow.

We expect our immediate capital expenditures, which we do not expect to exceed approximately $25,000, will be related to upgrading our product distribution and administrative systems.

Generally, we anticipate that our operating costs and expenses will increase in the future to support a higher level of revenues. Increased costs will be attributable to increased personnel, principally sales and distribution personnel and increased marketing expenditures to promote our products.

Results of Operations: Comparison of Fiscal 2008 and 2007

Generally, we anticipate that our operating costs and expenses will increase in the future to support a higher level of revenues. Increased costs will be attributable to increased personnel, principally sales personnel and support staff for our infrastructure and increased marketing expenditures to promote our products.  In addition, as a public reporting entity, compliance with Securities and Exchange Commission and Sarbanes-Oxley regulations will increase our general and administrative costs.

We had a loss from operations in each of the last two fiscal years.

Revenues

Total revenues for the year ended December 31, 2008 were $129,256 compared to $124,096 for the year ended December 31, 2007. This $5,160 increase in revenue is due to a marginal increase in pricing on all orders. In both 2008 and 2007 our sales growth was impacted primarily by our lack of new operational capital with which to execute our business plan.

Cost of Goods Sold

Cost of goods sold were $99,508 for the year ended December 31, 2008, compared to $87,319 for the prior year. The $12,189 increase in cost of goods sold (and the resulting decrease in gross margin from 29.6% of total revenue to 23%) is primarily due to increased manufacturing costs that we absorbed, while only passing along marginal price increases to our customers.

Operating Expenses

All expenses related to our operations, including marketing, selling and general and administrative expenses are reported under the heading Operating Expenses in the Statement of Operations.  For the year ended December 31, 2008 these expenses were $70,255, a decrease of 15,471 from $85,726 in the prior year.  This 18% decrease resulted from decreased personnel and travel costs.  Depreciation expense of $2,632 remained unchanged for the year ended December 31, 2008 from the prior year.

Other Expenses

Interest expense in 2008 totaled $12,390 compared to $9,065 in 2007. The interest expense in both 2008 was incurred primarily on investor and related-party loans.   The increase in interest expense was due to higher debt balances in 2008 compared to the prior year.

Net Income (Loss)

The net loss for the year ended December 31, 2008 was $ (56,795) compared to $ (61,012) for the prior year.  This decrease in net loss of $(4,217) was primarily due to an increase in revenue and a decrease in operating expenses that was offset by a reduction in the gross profit margin.

Cash Flows from Operations

Net cash used in operating activities was $10,375 for the year ended December 31, 2008 as compared to $56,004 for the prior year.  This decrease in cash used in operations was primarily due to a small net operating loss and an increase in inventory, which was offset by an increase in accounts payable.

Net cash used in investing activities was  $-0-, for the year ended December 31, 2008 as compared to $589 for the prior year, which was for an equipment purchase.

Net cash provided in financing activities was  $4,271, for the year ended December 31, 2008 as compared to $65,312 for the prior year.  The decrease of $61,041 was the net difference from Investor loans during the year ended December 31, 2007 of $70,000, offset by loan payments of $4,688, as compared to net loans and subscriptions totaling $5,750, offset by loan payments of $1,479.

Results of Operations: Comparison of Nine-Month Periods Ended September 30, 2009 and 2008

Revenues for the nine months ended September 30, 2009 were $109,695, an increase of $1,883 from the $107,946 in revenue for the nine months ended September 30, 2008. In the 2009 period, revenue increased marginally due to a small percentage increase in delivered orders over the same nine-month period in 2008.

Cost of sales for the nine months ended September 30, 2009 was $78,077, a decrease of $1,883 from the cost of revenue of $79,960 for the nine months ended September 30, 2008. The gross profit for the nine months ended September 30, 2009 was $31,618, an increase of $3,632 from the same nine-month period in 2008.  The increase is attributed to more efficient management of the manufacturing inventory.

Operations, including marketing, selling and general and administrative expenses for the nine months ended September 30, 2009 increased to $75,171 from $51,034 for the nine-month period ended September 30, 2008, an increase of $24,137. This 47% increase resulted primarily from new audit and accounting fees not incurred in the prior period.

Other expenses

Interest expense for the nine months ended September 30, 2009 totaled $10,177 an increase of $1,007 over the same nine month period in 2008.  The increase in interest expense resulted from increased borrowing during the 2009 nine-month period.

Liquidity and Capital Resources

At September 30, 2009, we had an accumulated deficit of $(198,601), and we expect to incur additional losses in the foreseeable future. While we have funded our operations since inception through investor and related party loans and through collection of our accounts receivable, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us.

As of September 30, 2009, our available balance of cash and cash equivalents was approximately $2,533.

Based on our current plans and assumptions, which include our expectations relating to the future sale of our equity securities and the resulting cash flows and revenues, we believe that we will have adequate resources to fund our operations in 2009. However, there can be no assurances that we will be successful in expanding our revenue base or arranging financing on terms satisfactory to us, in which case there would be significant doubt as to our ability to continue as a going concern. Notwithstanding the investor and related party loans outstanding, we will need to raise additional funds to pay outstanding vendor invoices and operating expenses.

We will need to raise additional funds through either public or private offerings of our securities. There can be no assurance that we will be able to obtain further financing, do so on reasonable terms, or do so on terms that would not substantially dilute our current stockholders’ equity interests in us. If we are unable to raise additional funds on a timely basis, or at all, we probably will not be able to continue as a going concern.

We expect to put our present and anticipated capital resources to expanding our operations.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States.  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses.  These estimates and assumptions are affected by management’s application of accounting policies.  We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

We have identified the policies below as critical to our business operations and the understanding of our results of operations.

Revenue Recognition

We recognize revenue in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”).  We recognize revenue upon delivery, provided that evidence of an arrangement exists, title, and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.  We record revenue net of estimated product returns, which is based upon our return policy, sales agreements, management estimates of potential future product returns, which is based upon our return policy, sales agreements, management estimates of potential future product returns related to current period revenue, current economic trends, changes in customer composition and historical experience.  Generally, we extend credit to our customers and do not require collateral.  We perform ongoing credit evaluations of our customers and historic credit losses have been within our expectations,.  We do not ship a product until we have either a purchase agreement or a payment arrangement.  This is a critical policy, because we want our accounting to show only sales which is “final” with a payment arrangement.

Reserve for Obsolete/Excess Inventory

Inventories are stated at the lower of cost or market.  We regularly review our inventories and, when required, will write down any excess or obsolete inventory based on factors that may impact the realizable value of our inventory including, but not limited to, market demand, regulatory requirements and significant changes in our cost structure.  If ultimate usage varies significantly from expected usage, or other factors arise that are significantly different than those anticipated by management, inventory write-downs or increases in reserves may be required.

Going Concern

The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business.  Accordingly, the audited financial statements do no include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing.  There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.  If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

BUSINESS

Overview of Our Businesses

Vitamin Blue, Inc. designs, manufactures, and distributes surfwear and surfing accessories.  Our Company is focused on becoming a boardsport brand of long-term excellence by its commitment to producing innovative products of quality and athletic performance, and continuing to develop a good reputation with its retailers to deliver on time.  Vitamin Blue, Inc. is an authentic source for unique, functional and diverse surf products.

In pursuing a strategy of building and maintaining a strong foundation at the core surf market level, we have began the important first step in this strategy by distributing product to surfboard manufacturers and surf shops.  We intend to leverage this foundation by expanding product offerings and increasing brand penetration into the mainstream. Our product distribution will extend into specialty stores and department stores.  In order to maintain long-term brand awareness Vitamin Blue, Inc. will continue to stay true to its surfing roots as an authentic source for surf products by supporting the core of the sport through sponsorship of athletes, competitions and other grassroot activities, thereby maintaining a strong foundation in the surf industry.

We manufacturer most of our surfing accessories and nearly all of its surfwear in-house.  Only the manufacturing of surfboard bags and the sewing of boardshorts (surf trunks) are outsourced.

The primary focus of Vitamin Blue (the “Company”) is surfwear and surfing accessories. The Company began operations in 1999 and is located in Costa Mesa, Orange County, California, the epicenter of boardsports culture.

Vitamin Blue has launched product lines annually beginning in the summer of 2000.  The Company has concentrated its sales and marketing efforts along the entire coastline of California, into northern Baja California (Mexico), Hawaii and the Eastern coastline.  Initial distribution has centered on surfboard manufacturers and surf shops (the core surf market).

Vitamin Blue’s strategy is to build brand recognition in the core surf market with the aim of enhancing long-term growth potential. The Company intends to leverage the brand by expanding product offerings that appeal to boardsport participants and increasing brand penetration into the mainstream to attract those who affiliate themselves with the action sports lifestyle. Distribution will extend to include specialty stores and department stores. Vitamin Blue will maintain its image by staying true to its surfing roots through the sponsorship of athletes, competitions, and other grassroots activities.

INDUSTRY OVERVIEW

In the United States, surf/skate sales for 2008 exceeded $7.2 billion.  Approximately, 17 percent of sales ($2.4 billion) occurred in the west coast.  The surf industry had shown substantial growth of 10 percent for the previous five years.  Source:  2008 Surf Industry Manufacturers Association (SIMA) Distribution study.  Sales are expected to grow steadily over the next several years.  Strong market growth can be attributed to a number of factors including the all time high popularity level of outdoor, individual extreme action sports among the general population, and benefits from shifting demographics, as the teenage population will grow faster than the rest of the population.  With over half of the world’s population under 25 years old, it is the largest teen population in history.  In addition, with the overall population pursuing a more physically active lifestyle than ever before, it is not uncommon for an entire family living in or near beach communities to surf together.  This sport has attracted new comers, from young sons and daughters to middle aged fathers and mothers.

Historically, the most frequent buyers of surfwear and surfing accessories were teenage and young adult males.  However, in recent years, the market has expanded to include surfwear for teenage girls, women, children and toddlers.

The first evidence of surfing was in 1500 in Hawaii, when Polynesians arrived.  Surfing became a well-known sport in 1912, when surf Olympian Duke Kahanamoku introduced the activity around the world.  After World War II, surfboards were created from styrofoam, polyester resin and fiberglass.  The new materials contributed to the growth of the sport.

In the late 1950’s and early 1960’s, surfing grew more popular with television shows like ABC’s Wide World of Sports and movies such as Endless Summer, Gidget and Beach Blanket Bingo.  In recent years, surfing has become one of the fastest growing sports in the United States.

In the beginning, the only surfing accessory available was a surfboard.  Surfing apparel was extremely bulky and made from inflexible material such as canvas.  Early surf manufacturers included Hang Ten, Birdwell Beach Britches, and Kanvas by Katin.  Today’s competitors in the surf industry include Quiksilver (ZQK), Billabong Intl (AU:BBG), Volcom Inc (VLCM), and Hurley a division of Nike (NKE) among others.  Today’s surf companies offer a complete line of casual apparel for every season of the year.  A line of surfing accessory products is also offered.

The surf/skate market in the United States is in excess of $7.2 billion annually.  The industry has taken its casual clothing and innovative surf products across the globe.

Opportunities for growth exist over the next several years due to shifting demographics; the teenage population, the “Generation Y” group, is growing faster than the rest of the population.  With over half the world’s population under 25 years old, it will be the largest teen population in history.  This group is an important demographic to target because it is a major participant in the action sports (i.e., surfing) market and it has influence on fashion trends for older consumers such as Generation X-ers (persons born between 1965 and 1976) and Baby Boomers (1946 through 1964).

COMPANY STRATEGY

Vitamin Blue intends to become a brand of long-term excellence and a leader in the surf industry by offering innovative quality products, exceptional service, timely delivery, aggressive grassroots marketing, word-of-mouth and print advertising.

The key points of the Company’s strategy are:

1)	Continue to Build a Surf Brand of Long-Term Excellence for the Vitamin Blue Name

Vitamin Blue management will present the surf industry with an excellent image by offering superior quality products and customer service.  Branding the Company’s name and image will employ traditional marketing methods such as core consumer magazines, trade magazines, trade shows, promotional goods, and sponsorship of top-performing athletes as well as more aggressive grassroots marketing strategies.

Finally, and most importantly, the Company will create a positive consumer experience by offering surf products known for their functionality, athletic performance, longevity and value.

2)	Concentrate on Five Main Value Chain Elements: Product, Quality, Image, Distribution, and Delivery.

Product.  The main thrust of Vitamin Blue’s strategy will revolve around the fashion, function and performance of their products.  Putting a product on the market that does not perform its function properly can lead to a rapid demise of the company.  Therefore, in order to ensure that all product designs from Vitamin Blue meet the demands for which they are intended, surfers assist in the design of the surfwear and surfing accessory products.

Quality.  From the very beginning, Vitamin Blue has made quality a priority.  The Company does not intend to be a low-cost producer, but rather a leader in quality. These attributes stem directly from the quality that is built into every pair of boardshorts, t-shirt, fleece, surfboard bag, roof rack pads and other items marketed by the Company.

Image.  Effectively, surfing only takes place in coastal communities throughout the world.  Yet, the surfing image can be seen in schools, malls and backyards in every different nook and cranny across North America as well as other places throughout the world.

Vitamin Blue is based on surfing, yet none of its revenue comes from surfboards. Rather, the Company intends to serve both the boardsport participant and those who affiliate themselves with the action sports lifestyle by cultivating the surfer image with its uniquely designed and colorful surfwear.

Distribution.  Vitamin Blue is in the process of cultivating a variety of distribution channels (i.e., Specialty Shops, Department Stores) to make its product available to as many consumers as possible.  Currently, it distributes its product through the core distribution channels, surfboard manufacturers and surf shops.

DISTRIBUTION CHANNELS

Vitamin Blue will cultivate a variety of distribution channels in order to make its products available to a large group of consumers.  However, the Company will steer clear of low-end channels (i.e., mass merchandisers and membership club stores) so as not to diminish the quality and image of the products and brand name.  It is difficult to sell product at full price when consumers can purchase it in discount outlets.

The primary distribution efforts will focus on retail outlets in North America (U.S., Canada, and Mexico).  As the Company continues to successfully grow, future plans are to penetrate Europe with an emphasis on France, United Kingdom, Spain, Italy, and Germany.  Finally, Vitamin Blue will continue to build on the success of its expansion by penetrating parts of other markets such as Japan and Australia.

There are four types of retail outlets that Vitamin Blue intends to market to: surfboard manufacturers, surf shops, specialty stores, and department stores.

Surfboard Manufacturers

This retail outlet generally consists of single shops, where surfboards are designed, manufactured and marketed.  These shops are located in or near beach communities.  This distribution channel is focused on the central surf market.  They are the genuine source for surfing accessories.  Gaining and maintaining a presence within this group is one of the cornerstones to building long-term brand recognition in the core surf market. Among Vitamin Blue’s business relationships are world-renowned surfboard manufacturers such as Hap Jacobs, Bing Surfboards, Bark Boards and Ron House Shapes, Dewey Weber, Stewart Surfboards, Vitamin Blue distributes surfing accessories through this retail outlet.

Surf Shops

This distribution channel consists of single to multiple retail outlets, located in or near beach communities, focused on the central surf market.  Surf shops are an authentic retail source for complete lines of surfwear and surfing accessory products.  Gaining and maintaining a presence within this segment is also one of the cornerstones to building long-term brand recognition in the core surf market. Business relationships from coast to coast have been established through this distribution channel. Some include Freeline Design (Santa Cruz, California), The Frog House (Newport Beach, California), Infinity Surfboards (Dana Point, California), Legends Surf (Carlsbad, California), Hi-Tech Surf Sports (Maui, Hawaii), Second Wind Sail and Surf (Maui, Hawaii), Hawaiian Island Surf and Sport (Maui, Hawaii) Kennedy Surfboards (Woodland Hills, California), Malibu Surf Shack, (Malibu, California), E.T. Surf (Hermosa Beach, California), Spyder (Hermosa Beach, California), Costa Azul (Laguna Beach, California), Icons of Surf (San Clemente, California), Encinitas Surfboards (Encinitas, California), Nor Easter Surf Shop (Scituate, Massachusetts), Air & Speed Surf Shop (Montauk, New York), Xtreme Surf & Sport (East Northport, New York), and Marsh’s Surf Shop (Atlantic Beach, North Carolina).  Vitamin Blue distributes its complete line of products from surfwear to surfing accessories through this outlet.

Specialty Stores

Consisting of single, regional and national stores, this type of retail outlet is generally located in or near beach or resort communities, shopping centers and shopping malls.  This distribution channel emphasizes the mainstream market, those who affiliate themselves with the action sports lifestyle.  Make up of this type of retail outlet is primarily tourist/vacation shops, sporting good stores (i.e., Sports Chalet Inc-SPCHB) or regional and national retail stores (i.e., Pacific Sunwear of California-PSUN and Zumiez Inc-ZUMZ).  Vitamin Blue intends to use this type of retail outlet to distribute its surfwear.

Department Stores

This type of retail outlet generally has stores located within shopping malls nationwide. Such stores may include Bloomingdale’s, Macy’s, Saks Fifth Avenue, and Nordstrom.  This distribution channel also concentrates on the mainstream market, those who affiliate themselves with the action sports lifestyle.  Vitamin Blue intends to sell its surfwear through this type of retail outlet.

Delivery.  Vitamin Blue has set itself apart from the crowd by ensuring timely delivery of its products to retailers so they can sell them.  The Company has developed a reputation for on-time delivery that allows it to continue developing existing relationships and to cultivate new business relationships with new distributors.

Vitamin Blue believes that continuous focus on these five specific competencies will enable it to gain and maintain a leadership position in the surf industry, as well as make significant inroads into the mainstream clothing industry.

3)	Continue to Establish and Maintain Longstanding Relationships with Surfboard Manufacturers and Surf Shops and Expand Product Distribution into Specialty Stores and Department Stores.

Vitamin Blue is currently executing on its strategy to establish business relationships with surfboard manufacturers and surf shops thereby enabling the company to raise and maintain awareness of the brand. Our objectives are to secure a market presence at this core level and leverage this strong foundation into the mainstream clothing industry through specialty stores and department stores.

4)	Continue the Aggressive Grassroots Marketing Strategy.

To initiate presence in the industry, Vitamin Blue has relied on aggressive grassroots marketing.  One of the most successful efforts has been performed by the Company’s street teams, which have blanketed coastal community traffic signs with Vitamin Blue stickers, thereby transforming these signs into advertising billboards.  In addition, the Company sponsors a team of up-and-coming professional surfers, numerous surf competitions, beginner surf camps, surf clubs, and high school surf teams.

5)	Build the Business Infrastructure Necessary to Support the Company’s Planned Growth.

Vitamin Blue has developed a business model that can accommodate the exceptional growth and serve its expanding customer base.  The Company will continue to invest in its infrastructure by securing intelligent and tenacious management, sales and staff personnel.  It is believed that the development of this infrastructure will allow Vitamin Blue to continue to effectively manage it’s rapidly growing business operations.

Surfwear for Men and Women

Product designs are developed to appeal to preferences of active surfers.  Innovative designs, active fabrics, and quality are combined with fashion, functionality and athletic performance.  The Company has distinguished it’s surfwear line with the use of high-quality quick drying fabrics, triple stitching along the seams, velcroTM and lycra closing boardshorts (surf trunks), and a unique design feature called the “key safe”. The key safe is a small velcroTM pocket on the back inner waistband of the shorts that provides safe key storage during surfing, wake boarding, swimming, etc.

T-Shirts made of quality 100% heavy cotton are offered.  The shirts are made loose fitting and offered in a variety of colors with various surf graphics depicted.

Pullover hooded fleece made of 80% cotton and 20% polyester is also offered.

Surfing Accessories

Included among these products are:

•	Surfboard Travel Bags, which offer surfboard protection and can be used daily or for long distance surf trips.

•	Surf Gear Travel Bags, which are duffle bags used to carry surfing essentials on surf trips.

•	Surf Backpacks, which are specially, designed wet bag backpacks for wetsuit storage.

•	Roof-Rack Pads, used on existing car roof racks for surfboard protection and security on daily surf outings.

Operations and Manufacturing

Another essential competency for Vitamin Blue is in operations.  Vitamin Blue conducts design, marketing, distribution and nearly all manufacturing in-house for all of its products. The sewing of boardshorts (surf trunks) and the manufacturing of surfboard bags are the only functions outsourced.  By outsourcing these two product categories Vitamin Blue only engages in its core competencies.  The Company continually improves its processes to excel on the design quality and timely delivery of its products.

Sales and Marketing

The Company’s marketing programs share a coherent vision in promoting its image and products to consumers and wholesale accounts.  Key elements of Vitamin Blue’s public relations and advertising efforts include:

•	Print advertising (i.e., Eastern Surf Magazine, Bliss Magazine)

•	Trade Shows (ASR-Action Sports Retailer and Surf Expo)

•	Industry – Specific events sponsorship (Surf Contests and Surf Camps)

•	Promotional goods

KEY RELATIONSHIPS

The Company believes that establishing, building and maintaining longstanding relationships with surfboard manufacturers and surf shops through innovative quality products and exceptional service are critical to its success in building long-term brand growth.  To strengthen its execution capabilities and increase brand name awareness, Vitamin Blue is actively pursuing strategic business and marketing alliances with select partners.

Competition

We are subject to significant competition that could impact our ability to gain market share, win business and increase the price of our products. We face strong competition from a wide variety of firms, including large, retail box or discount as well as small businesses.

Quicksilver, Inc., (ZQK) a publicly traded company based in Huntington Beach, California, is a manufacturer of surfwear and surfing accessories.  The company’s products are carried in surf shops, specialty stores, department stores and its own Boardriders Club stores throughout the world.  This company is managed and operated by surfers, and generates approximately $2 billion in sales annually.

Billabong Intl, (AU:BGG) publicly trades on the Australian Stock Exchange, however, it is based in Irvine, California.  The company manufactures surfwear and surfing accessories for boys, men, and girls. In 1983, Bob Hurley purchased the licensing rights to market Billabong in North America.  He was instrumental in bringing the company to its current level of success.  In 1999, Mr. Hurley relinquished the license and began his own company, Hurley. Billabong is run by surfers and generates over $1 billion annually in revenue.

Hurley, based in Costa Mesa, California, manufactures surfwear and surfing accessories for boys, men and girls.  The Company is managed and operated by a surfer, Bob Hurley.  In February 2002, Hurley was purchased by Nike, Inc. (NKE). Terms of the transaction were not disclosed.

Volcom Inc., (VLMC) a publicly traded company located in Costa Mesa, California, manufactures young men’s and young women’s clothing and accessories.  The company’s products are carried in boardsports retailers, specialty stores and department stores.  Volcom produces over $300 million in sales annually.  The company was founded by surfers and is managed by surfers.

Vitamin Blue has taken a very assertive stance and has earned an entry position in the surf industry. By currently distributing its products to surfboard manufacturers and surf shops, Vitamin Blue has initiated the steps necessary in building long-term brand awareness. Since 1999 the company has experienced positive sales growth each year.

Regulation

None

Employees

As of December 31, 2009, we had no full-time employees nor any part-time employees other than our CEO.

Properties

We sublease our facility on a month-to-month basis.

We believe that our current facilities are suitable and adequate to meet our current needs. We maintain insurance coverage against losses, including fire, casualty and theft, for each of our locations in amounts we believe to be adequate.

Legal Proceedings

The Company is not presently a party to any litigation, nor to the knowledge of management is any litigation threatened against the Company that may materially affect the Company.

MANAGEMENT

Directors, Executive Officers and Corporate Governances

Our board of directors consists of one director.  The following table sets forth certain information with respect to each executive officer and director of Vitamin Blue, Inc. following the distribution:

Name	Age	Position
Frank D. Ornelas	50	President, Secretary, Treasurer and sole Director

Frank Ornelas has served as President and CEO of Vitamin Blue since he founded the company in 1999.  Prior to that, he held various positions in the financial services industry as a securities analyst, option and bond trader and stockbroker at several firms from August 1983 until March, 1999, including First Interstate Bank of California, the New York Stock Exchange, Allied Capital, Inc., A.S Goldman & Company, Barron Chase Securities and Whale Securities Co., LP.  Mr. Ornelas received his Bachelors of Science degree in Business Administration from California State University at Long Beach.

Committees of the Board of Directors

The Board of Directors currently does not have any committees and any such functions are carried out by the Board of Directors.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors.  Our Board of Directors has determined that we do not presently need an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee.  Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of us and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Director Nominees

We do not have a nominating committee.  The Board of Directors, sitting as a Board, selects those individuals to stand for election as members of our Board.  Since the Board of Directors does not include a majority of independent directors, the decision of the Board as to director nominees is made by persons who have an interest in the outcome of the determination.  The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted.  Until otherwise determined, not less than 90 days prior to the next annual Board of Directors’ meeting at which the slate of Board nominees is adopted, the Board accepts written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate’s qualifications to serve as a director and a statement of why the shareholder submitting the name of the proposed nominee believes that the nomination would be in the best interests of shareholders.  If the proposed nominee is not the security holder submitting the name of the candidate, a letter from the candidate agreeing to the submission. Of his or her name for consideration should be provided at the time of submission.  The letter should be accompanied by a Resume supporting the nominee’s qualifications to serve on the Board of Directors, as well as a list of references.

The Board intends to identify director nominees through a combination of referrals, including by management, existing Board members and security holders, where warranted.  Once a candidate has been identified, the Board reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation.  If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of management’s slate of director nominees submitted to shareholders for election to the Board.

Among the factors that the Board considers when evaluating proposed nominees are their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions.  The Board may request additional information from the candidate prior to reaching a determination.  The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Code of Ethics

We have not yet adopted a written code of ethics that applies to our executive officers, as well as persons performing similar functions.  We intend to adopt such written code of ethics within the next 12 months.

Director Compensation and Other Information

Our sole director did not receive compensation for his service as a director since inception May 25, 1999.

We reimburse our Directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board and in performing corporate duties on behalf of the Company.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation earned by our chief executive officer in 2007 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Annual Compensation ($)	Total ($)
Frank D. Ornelas	2007	$-0-	$-0-	$-0-	$-0-	$17,072	$17,072
Chairman of the Board,	2008	$-0-	$-0-	$-0-	$-0-	$21,637	$21,637
President and Chief Executive Officer

Employment Contracts and Termination or Change of Control Arrangements

We have not entered into any employment agreement or consulting agreement with our sole officer/director.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  Our directors and executive officers may receive stock options at the discretion of our board of directors in the future.  We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the vent of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Plan for Compensating Officers and Directors During the Next 12 Months

We do not have a plan for compensating officers and directors during the next 12 months.  It is our intention that if before the end of the next 12 months the Company will start to generate revenue, the Company will then consider whether to provide compensation based on the projection of total revenues to be generated in the following 12 months to the officers but not to the directors of the Company.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders.  We undertake to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  We are an electronic filer.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  The Internet address of the site is http://www.sec.gov.

VITAMIN BLUE, INC.
INDEX TO FINANCIAL STATEMENTS

ANNUAL FINANCIAL STATEMENTS FOR THE
TWO YEARS ENDED DECEMBER 31, 2008 AND 2007

INTERIM FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2009 AND 2008

UNDERTAKINGS

We hereby undertake to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registrant statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that times shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement of prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchase, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant.

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or no behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Dealer Prospectus Delivery Obligation

Until ________ (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares.  Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable.  This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses payable by Vitamin Blue, Inc. in connection with the sale of common shares being registered.  All amounts except the SEC filing are estimates.

SEC registration fee	$1.64
Accounting fees and expenses	$12,500.00
Legal fees and expenses	$10,000.00
Miscellaneous	$1,000.00

Total	$23,501.64

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information furnished by the named persons or other sources considered by management to be reliable, concerning the ownership of our common stock as of December 31, 2009, of each person who is known to us as to the beneficial owner of more than 10 percent of our common stock and each director, officer, and significant employee:

		Percent of Class
Name and Address of	Amount and Nature	Before	After
Beneficial Owner Offering	of Beneficial Ownership	Offering	Offering

Frank D. Ornelas	510,000,000 shares of	97.8%	97.8%
	Common Stock*

DESCRIPTION OF SECURITIES

At October 1, 2009, our authorized capital stock consists of 900,000,000 shares of common stock, par value $.0001 per share, of which 521,525,000 shares are issued and outstanding and 100,000,000 shares of preferred stock, par value $.0001 per share, of which 0 shares and are issued and outstanding. Our common stock is not traded on any market or recognized exchange.

Common Stock

As of December 31, 2009, there were 521,525,000 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of the common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Authorized but Unissued Common Stock

Delaware law does not require stockholder approval for any issuance of authorized shares of our common stock.  However, the rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, and we have no present plans for any such listing, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, including in connection with a change of control of the Company, the acquisition of the stock or assets of another business, or the sale or issuance of common stock below the book or market value price of such stock.  These additional shares of common stock may be used for a variety of purposes including future offerings to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our Board of Directors to issue shares of our common stock to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Board of Directors by merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholders approval.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.  We have no present plans to issue any shares of preferred stock.

Market Information

There is currently no trading market for our common stock.  We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock.  None of our currently issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933.  Rule 144, as currently in effect allows a stockholder of shares of common stock of the Company a reporting company for at least six (6) months to sell his/her shares of common stock without restriction.  If the Company is a non-reporting company the stockholder may sell his or her shares without restrictions if the stockholders has beneficially owned the shares for at least one (1) year.

Selling stockholders who are affiliates of the Company are subject to the availability of current public information about the company and are restricted to the number of shares to be sold does not exceed the greater of:

(1)	one percent of the shares of the Company’s common stock then outstanding which in this case will equal 5,215,250 shares as of the date of their prospectus; or

(2)	the averages weekly trading volume of the Company’s common stock during the four calendar week endings proceeding the filing of the notice to the commission on Form 144 with respect to the sale.

Under Rule 144(b)(1), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We are registering 11,525,000 shares of our common stock under the Securities Act of 1933 for sale by the 27 securities holders named in this prospectus.  The affiliates of our company own 510,000,000 shares.  There are currently 28 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company on May 25, 1999.  There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock.  However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Penny Stock Rules

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”.  “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure documents in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in this customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

STATE SECURITIES-BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any such market will develop in the foreseeable future.  Transfers of our common stock may, also, be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws.  Absent compliance with such laws, our common stock may not be traded in such jurisdictions.  Because our common stock registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of our common stock and persons who desire to purchase our common stock in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” laws of any state.  Accordingly, investors may not be able to liquidate our common stock and should be prepared to hold our common stock for an indefinite period of time.

The selling shareholders may contact us directly to ascertain procedures necessary for compliance with Blue Sky laws in the applicable states relating to sellers and purchasers of our common stock.

We intend to apply for listing in a nationally recognized securities manual, which, once published, will provide us with “manual” exemptions in 38 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.”

LIMITATIONS IMPOSED BY REGULATION M

Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of any such distribution.  In addition, and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our commons tock by the selling stockholders.  We will make copies of this prospectus available to the selling stockholders and inform them of the requirement regarding delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.  We assume no obligation to deliver copies of this prospectus or any related prospectus supplement.

Our common stock is not presently traded.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer and its address is 100 Second Avenue South, Suite 7055, St. Petersburg, FL 33701.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and Delaware Law

Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and employees, owns, or within three years, did own, 15% or more of a corporation’s voting stock.

Our amended and restated certificate of incorporation and bylaws contain provisions described below.

Our certificate of incorporation eliminates the ability of stockholders to fill vacancies on our board of directors and gives the board the exclusive right to fill vacancies.

Our board of directors, without stockholder approval, has authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock, and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

Inspection Rights

Delaware law, also, specifies that shareholders have the right to inspect a corporation’s records.  This right extends to any person who has been a shareholder of record for at least six months immediately preceding such person’s demand.  It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares of common stock.  Shareholders having this right are to be granted inspection rights upon five days’ written notice.  The records subject to this right include official copies of the Certificate of Incorporation, and all amendments thereto; by laws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting forth the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Our bylaws provide that our stockholders may call a special meeting only upon the request of the holders of at least a majority of the outstanding common stock entitled to vote.  Our bylaws certificate of incorporation prohibits stockholder action by written consent and requires all stockholder actions to be taken at a meeting of our stockholders.

SHAREHOLDER MATTERS

Certain provisions of Delaware law create rights that might be deemed material to our shareholders.  Other provisions might delay or make more difficult acquisitions of our common stock or changes in our control or might have the effect of preventing changes in our management or make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Our certificate of incorporation and bylaws provide that our board of directors can amend the bylaws or provisions in the certificate of incorporation.

The above provisions in our third amended and restated certificate of incorporation and are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of us that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of us. They may also have the effect of preventing changes in our management.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty.  The effect of this provision of our Certificate of Incorporation is to eliminate our right and the right of our stockholder (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute.  We believe that the indemnification m provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling person pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer, or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

During the past year we have issued the following securities which were not registered under the Securities Act of 1933, as amended:

We issued 510,000,000 shares to Frank Ornelas, our sole officer and director in exchange for 1,000,000 shares of our preferred stock, which have been cancelled.

We issued 11,525,000 shares to the Selling Shareholders listed on Page 21 of this Prospectus at $.002 per share for a total of $23,050.

The Company’s shares were issued in reliance upon the exemption afforded by Section 4(2) of the Securities Act of 1933 (“Securities Act”).  No commissions were paid for the issuance of such shares.  All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering.  Each of the accredited investors is a sophisticated investor and had access to information normally provided in a prospectus regarding us.  The transactions were not a “public offering” due to the limited number of persons involved, size of the transactions, manner of the offering, restricted nature of the shares and number of shares offered, among other factors.  We did not undertake an offering in which we sold a high number of shares to a large number of investors.  In addition, our offerees are believed to have had the necessary investment intent and all subscribers received share certificates bearing a legend stating that such shares may not be resold except pursuant to a valid exemption under the Securities Act.  These restrictions ensure that these shares would not be immediately redistributed into the market and were therefore not part of a “public offering.”  Based on an analysis of the above factors, we believe we have met the criteria to qualify for exemption under Section 4(2) of the Securities Act for the above transaction.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The FOLLOWING EXHIBITS ARE Filed with this Registration Statement on Form S-1.

Exhibit	Description
3.1	Certificate of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of H. Melville Hicks, Jr.
23.1	Consent of HJ Associates & Consultants, LLP, Independent Public Accountants
23.2	Consent of H. Melville Hicks, Jr., Attorney at Law (Incorporated by reference in Exhibit 5.1)
99.1	Form of subscription agreement for sales of our common stock

UNDERTAKINGS

We hereby undertake:

(1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)             file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(ii)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(iii)           To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iv)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registrant statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of  sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates and the offering of such securities at that times shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus “a” that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement of prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)  That, for the purpose of determining the liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchase, if the securities are offered or sold to such purchase by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

LEGAL MATTERS

H. Melville Hicks, Jr., New York, New York will pass upon the validity of the issuance of the common stock offered by this prospectus as our counsel.

EXPERTS

The financial statements included in this prospectus have been audited by HJ Associates & Consultants, LLP, independent registered public accountants, to the extent and for the periods set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons. We also intend to enter into indemnification agreements with our directors and certain officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC, to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services and through the Investor Relations section on our website at http://www.vitaminblue.com as soon as reasonably practical after such material is electronically filed with, or furnished to, the SEC. The other information contained in our website is not a part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Vitamin Blue, Inc.
1005 West 18th Street
Costa Mesa, CA 92627
Attn: Frank D. Ornelas
(949) 645-4592

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Costa Mesa, State of California, on February 10, 2010.

Vitamin Blue, Inc.

By:	/s/ Frank D. Ornelas
Name:	Frank D. Ornelas

Title:	President and Chief Executive Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Vitamin Blue, Inc.
Costa Mesa, California

We have audited the accompanying balance sheets of Vitamin Blue, Inc. as of December 31, 2008 and 2007, and the related statements of operations, shareholder’s equity, and cash flows for each of the two years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vitamin Blue, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations.  This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
September 16, 2009

VITAMIN BLUE, INC.
BALANCE SHEETS

	12/31/08	12/31/07
ASSETS

CURRENT ASSETS
Cash	$3,752	$9,856
Accounts receivable	10,974	11,635
Inventory	52,930	55,836

TOTAL CURRENT ASSETS	67,656	77,327

PROPERTY & EQUIPMENT, at cost
Vehicles	21,811	21,811
Machinery & equipment	1,020	1,020
Office equipment	1,839	1,839
	24,670	24,670
Less accumulated depreciation	(23,063)	(20,431)

NET PROPERTY AND EQUIPMENT	1,607	4,239

TOTAL ASSETS	$69,263	$81,566

LIABILITIES AND SHAREHOLDER'S EQUITY/(DEFICIT)

CURRENT LIABILITIES
Accounts payable	$25,749	$1,927
Accrued expenses	46,113	29,853
Accrued interest, related party	139	-
Loan payable, related party (note 7)	3,000	-
Loan payable, investor (note 7)	130,000	130,000
Loan payable, NIF	-	1,479

TOTAL CURRENT LIABILITIES	205,001	163,259

SHAREHOLDER'S EQUITY/(DEFICIT)
Preferred Stock, $0.0001 par value 100,000,000 authorized preferred shares	-	-
Common Stock, $0.0001 par value; 900,000,000 shares authorized 5,000 shares issued and outstanding	1	1
Additional paid in capital	4,999	4,999
Subscription payable	2,750	-
Accumulated Deficit	(143,488)	(86,693)

TOTAL SHAREHOLDER'S EQUITY/(DEFICIT)	(135,738)	(81,693)

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY/(DEFICIT)	$69,263	$81,566

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended
	12/31/08	12/31/07

REVENUE	$129,256	$124,096

COST OF SALES	99,508	87,319

GROSS PROFIT	29,748	36,777

OPERATING EXPENSES	70,255	85,726
DEPRECIATION EXPENSE	2,632	2,632

TOTAL OPERATING EXPENSES	72,887	88,358

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(43,139)	(51,581)

OTHER EXPENSES
Penalties	(466)	(366)
Interest expense	(12,390)	(9,065)

TOTAL OTHER EXPENSES	(12,856)	(9,431)

LOSS FROM OPERATIONS BEFORE PROVISION FOR TAXES	(55,995)	(61,012)

State income taxes	(800)	-

NET LOSS	$(56,795)	$(61,012)

BASIC AND DILUTED LOSS PER SHARE	$(11.36)	$(12.20)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	5,000	5,000

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF SHAREHOLDER’S EQUITY/(DEFICIT)

					Deficit
					Accumulated
			Additional		during the
	Common stock		Paid-in	Subscription	Development
	Shares	Amount	Capital	Payable	Stage	Total
Balance, December 31, 2006	5,000	1	4,999	-	(25,681)	(20,681)

Net Loss for the year ended December 31, 2007	-	-	-	-	(61,012)	(61,012)
Balance at December 31, 2007	5,000	1	4,999	-	(86,693)	(81,693)

Subscription Payable	-	-	-	2,750	-	2,750

Net Loss for the year ended December 31, 2008	-	-	-	-	(56,795)	(56,795)

Balance at December 31, 2008	5,000	$1	$4,999	$2,750	$(143,488)	$(135,738)

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended
	12/31/08	12/31/2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(56,795)	$(61,012)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation	2,632	2,632
(Increase) Decrease in:
Accounts receivable	661	717
Inventory	2,906	(11,841)
Increase (Decrease) in:
Accounts payable	23,822	1,581
Accrued expenses	16,399	11,919

NET CASH USED IN OPERATING ACTIVITIES	(10,375)	(56,004)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	-	(589)

NET CASH USED IN INVESTING ACTIVITIES	-	(589)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on loan payable	(1,479)	(4,688)
Proceeds from related party	3,000	-
Proceeds from subscriptions payable	2,750	-
Proceeds from Investor loans	-	70,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,271	65,312

NET INCREASE/(DECREASE) IN CASH	(6,104)	8,719

CASH, BEGINNING OF PERIOD	9,856	1,137

CASH, END OF PERIOD	$3,752	$9,856

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$17	$323

Taxes paid	$800	$-

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

1.     ORGANIZATION AND LINE OF BUSINESS

Organization

Vitamin Blue, Inc. (the "Company") was incorporated in the state of Delaware on May 25, 1999.  The Company, based in Costa Mesa, California, began operations on June 1, 1999 in designing and selling surfing clothing and accessories

Line of Business

The Company designs, manufactures and distributes surf-wear and accessories.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.  The Company has obtained funds from its shareholder through the period ended December 31, 2008. Management believes this funding will continue, and has also obtained funding from new investors.  Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core of business.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Vitamin Blue, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounts receivable
The Company extends credit to its customers, who are located primarily in California.  Accounts receivable are customer obligations due under normal trade terms.  The Company performs continuing credit evaluations of its customers’ financial condition.  Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected.  The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts.  After all attempts to collect a receivable have failed, the receivable is written off.  The balances of the allowance account at December 31, 2008 and 2007 are $0 and $0, respectively.

Revenue Recognition
The Company recognizes revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements.  Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Property and Equipment
Property and equipment are stated at cost, and are depreciated using the straight line and modified accelerated cost recovery system (macrs) method over 3-10 years.

Office equipment	SL	5 Years
Warehouse equipment	SL	5 Years
Vehicle	Macrs	5 Years

Fair Value of Financial Instruments
SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2008, the amounts reported for cash, accounts receivable, accounts payable, accrued interest and other expenses, and notes payable approximate the fair value because of their short maturities.

Inventory
Inventories are stated at the lower of cost (first-in, first-out basis) or market, and consists of raw materials. As of December 31, 2008 and 2007, the value of the inventory was $52,930 and $55,836, respectively.

Loss per Share Calculations
The Company adopted Statement of Financial Standards (“SFAS”) No. 128 for the calculation of “Loss per Share”.  SFAS No. 128 dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. No shares for employee options or warrants were used in the calculation of the loss per share as they were all anti-dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the year ended December 31, 2008, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Income Taxes
The Company uses the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit  carry-forwards.  The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective as of the beginning of our 2008 fiscal year. The  adoption of SFAS 157  had no impact on our financial statements.

3.	CAPITAL STOCK

At December 31, 2008, the Company’s authorized stock consists of 900,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value of $0.0001. During the year ended December 31, 2008, the Company received from investors $2,750 for the purchase of common stock; the Company had 5,000 shares of common stock issued and outstanding as of December 31, 2008 and 2007.

4.	RENTAL LEASE

The Company subleases office space on a month-to-month basis. The rent paid for the years ended December 31, 2008 and 2007 was $6,629 and $5,706 respectively.

5.	NOTES PAYABLE

During the year ended December 31, 2004, the Company obtained a loan in the amount of  $16,811 with an interest rate of 8% per annum. The principal and interest payments per month were $418. Total interest paid for the years ended December 31, 2008 and 2007 are $17 and $323 respectively. The loan was paid off  during the year ended December 31, 2008.

6.	INCOME TAXES

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2000.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.  Deferred income taxes have been provided by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. To the extent allowed by GAAP, we provide valuation allowances against the deferred tax assets for amounts when the realization is uncertain.

Included in the balance at December 31, 2008, are no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company's policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses. During the years ended December 31, 2008 and 2007, the Company recognized $466 and $366 in penalties related to unpaid payroll taxes, and $533 and $336, respectively, in interest related to these unpaid taxes. These are not considered to be uncertain tax positions because these amounts have not been deducted for tax purposes.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

7.	RELATED PARTY

During the years ended December 31, 2008 and 2007, investors loaned the Company $0 and $70,000 respectively, for operating expenses. As of December 31, 2008 the loan amount is $130,000 with an interest rate of 9% per annum. The loan will be converted into shares of common stock.

During the year ended December 31, 2008, Veronica Ornelas the sister of the corporate president loaned the Company $3,000 for operating expenses. The loan bears interest at a rate of 9% per annum.

8.	DEFERRED TAX BENEFIT

At December 31, 2008, the Company had net operating loss carry-forwards of approximately $133,665 which expire at dates that have not been determined. No tax benefit has been reported in the December 31, 2008 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2008 and 2007 due to the following:

	2008	2007

Book loss	$(22,718)	$(22,424)
State income taxes	(320)	-
Meals and entertainment	239	-
Depreciation	-	35
Penalties	185	148

Valuation Allowance	22,614	22,241

Income tax expense	$-	$-

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

8.	DEFERRED TAX BENEFIT (continued)

Net deferred tax liabilities consist of the following components as of December 31, 2008 and 2007:

	2008	2007
Deferred tax assets:
NOL carryover	$53,466	$30,866
Related party accruals	55	-

Deferred tax liabilites:
Depreciation	(6)	35

Less Valuation Allowance	(53,515)	(30,901)

Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

9.	SUBSEQUENT EVENTS

On January 29, 2009, the Company issued 1,000,000 shares of its Series A non-cumulative preferred stock to Mr. Frank Ornelas in exchange for the 5,000 shares of common stock owned by Mr. Ornelas. Each of the preferred shares carries voting rights at 500 votes per preferred share.

VITAMIN BLUE, INC.
BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$2,533	$3,752
Accounts receivable	14,527	10,974
Inventory	25,325	52,930

TOTAL CURRENT ASSETS	42,385	67,656

PROPERTY & EQUIPMENT, at cost
Vehicles	21,811	21,811
Machinery & equipment	1,020	1,020
Office equipment	1,839	1,839
	24,670	24,670
Less accumulated depreciation	(24,089)	(23,063)

NET PROPERTY AND EQUIPMENT	581	1,607

TOTAL ASSETS	$42,966	$69,263

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$42,068	$25,749
Accrued expenses	58,108	46,113
Accrued interest, related party	341	139
Loan payable, investor	110,000	130,000
Loan payable, related party	3,000	3,000

TOTAL CURRENT LIABILITIES	213,517	205,001

SHAREHOLDERS' DEFICIT
Preferred Stock, $0.0001 par value100,000,000 authorized preferred shares; none issued or outstanding	-	-
Common Stock, $0.0001 par value; 900,000,000 shares authorized 521,525,000 and 5,000 shares issued and outstanding, respectively	52,153	1
Additional paid in capital	(24,103)	4,999
Subscription payable	-	2,750
Accumulated Deficit	(198,601)	(143,488)

TOTAL SHAREHOLDERS' DEFICIT	(170,551)	(135,738)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$42,966	$69,263

The accompanying notes are an integral part of these financial statements.

VITAMIN BLUE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

REVENUE	$49,167	$49,640	$109,695	$107,946

COST OF SALES	40,113	45,235	78,077	79,960

GROSS PROFIT	9,054	4,405	31,618	27,986

OPERATING EXPENSES	26,411	21,290	75,171	51,034
DEPRECIATION EXPENSE	342	658	1,026	1,974

TOTAL OPERATING EXPENSES	26,753	21,948	76,197	53,008

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(17,699)	(17,543)	(44,579)	(25,022)

OTHER EXPENSES
Penalties	(118)	(122)	(357)	(303)
Interest expense	(3,833)	(3,062)	(10,177)	(9,170)

TOTAL OTHER EXPENSES	(3,951)	(3,184)	(10,534)	(9,473)

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(21,650)	(20,727)	(55,113)	(34,495)
Provision for income taxes	-	-	-	(800)

NET LOSS	$(21,650)	$(20,727)	$(55,113)	$(35,295)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(4.15)	$(0.00)	$(7.06)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	521,525,000	5,000	173,842,198	5,000

The accompanying notes are an integral part of these financial statements.

VITAMIN BLUE, INC.
STATEMENT OF SHAREHOLDERS’ DEFICIT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

					Additional
	Preferred Stock		Common stock		Paid-in	Subscription	Deficit
	Shares	Amount	Shares	Amount	Capital	Payable	Accumulated	Total
Balance, December 31, 2008	-	$-	5,000	$1	$4,999	$2,750	$(143,488)	$(135,738)

Common stock subscription payable (unaudited)	-	-	-	-	-	300	-	300

Conversion of common stock into preferred stock (unaudited)	1,000,000	100	(5,000)	(1)	(99)	-	-	-

Issuance of common stock in July 2009
(1,525,000 shares of common stock issued at $0.002 per share) (unaudited)	-	-	1,525,000	153	2,897	(3,050)	-	-

Conversion of debt for common stock in July 2009
(10,000,000 shares of common stock issued at $0.002 per share) (unaudited)	-	-	10,000,000	1,000	19,000	-	-	20,000

Conversion of preferred stock into common stock in July 2009
(510,000,000 shares of common stock issued at $0.0001 per share) (unaudited)	(1,000,000)	(100)	510,000,000	51,000	(50,900)	-	-	-

Net loss for the nine months ended September 30, 2009 (Unaudited)	-	-	-	-	-	-	(55,113)	(55,113)

Balance at September 30, 2009 (unaudited)	-	$-	521,525,000	$52,153	$(24,103)	$-	$(198,601)	$(170,551)

The accompanying notes are an integral part of these financial statements.

VITAMIN BLUE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30, 2009	September 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(55,113)	$(35,295)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation	1,026	1,974
Changes in Assets and Liabilities
(Increase) Decrease in:
Accounts receivable	(3,553)	(8,591)
Inventory	27,605	(4,852)
Increase (Decrease) in:
Accounts payable	16,319	28,123
Accrued expenses	12,197	11,788

NET CASH USED IN OPERATING ACTIVITIES	(1,519)	(6,853)

CASH FLOWS FROM INVESTING ACTIVITIES:
	-	-

NET CASH PROVIDED IN INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party, loan payable	-	3,000
Payments on notes payable	-	(1,479)
Proceeds from subscriptions payable	-	1,300
Proceeds from issuance of common stock	300	-

NET CASH PROVIDED IN FINANCING ACTIVITIES	300	2,821

NET DECREASE IN CASH	(1,219)	(4,032)

CASH, BEGINNING OF PERIOD	3,752	9,856

CASH, END OF PERIOD	$2,533	$5,824

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$17
Taxes paid	$-	$800

SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITIES
During the nine months ended September 30, 2009, the Company issued 10,000,000 shares of common stock for conversion of debt in the amount of $20,000; 1,000,000 shares of its Series A non-cumulative preferred stock were issued in exchange for 5,000 shares of common stock; and 510,000,000 shares of common stock were issued in exchange for 1,000,000 shares of Series A non-cumulative preferred stock.

The accompanying notes are an integral part of these financial statements.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

1.     BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.  Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. For further information refer to the financial statements and footnotes thereto included in the Company's Form 10 for the year ended December 31, 2008.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.  The Company has obtained funds from its shareholder through the period ended September 30, 2009. Management believes this funding will continue, and has also obtained funding from new investors.  Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core of business.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Vitamin Blue, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Revenue Recognition
The Company recognizes revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Loss per Share Calculations
The Company adopted Statement of Financial Standards for the calculation of “Loss per Share”.  Loss per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. No shares for employee options or warrants were used in the calculation of the loss per share as none have been granted through September 30, 2009. The Company’s diluted loss per share is the same as the basic loss per share for the three and nine months ended September 30, 2009, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued guidance under Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Principles” (SFAS No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles). This guidance establishes the FASB ASC as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS 168 and the ASC are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The ASC supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the ASC has become non-authoritative. Following SFAS 168, the FASB will no longer issue new standards in the form of Statements, FSPs, or EITF Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to update the ASC, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the ASC. We adopted ASC 105 effective for our financial statements issued as of September 30, 2009. The adoption of this guidance did not have an impact on our financial statements but will alter the references to accounting literature within the consolidated financial statements.

In August 2009, the FASB issued guidance under Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value”. This guidance clarifies how the fair value a liability should be determined. This guidance is effective for the first reporting period after issuance. We will adopt this guidance for our year ending December 31, 2009. We do not expect the adoption of this guidance to have a material impact on our financial statements

3.     CAPITAL STOCK

During the nine months ended September 30, 2009, the Company issued 1,525,000 shares of common stock at a price of $0.002 per share for cash of $300 and fulfillment of $2,750 in previously received subscriptions; 10,000,000 shares of common stock were issued in conversion of a debt in the amount of $20,000; 1,000,000 shares of its Series A non-cumulative preferred stock in exchange for 5,000 shares of common stock; the preferred shares carry voting rights at 500 votes per preferred share; 510,000,000 shares of common stock were issued in exchange for 1,000,000 shares of Series A non-cumulative preferred stock.

4.     INCOME TAXES

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2000.

Deferred income taxes have been provided by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. To the extent allowed by GAAP, we provide valuation allowances against the deferred tax assets for amounts when the realization is uncertain.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

4.     INCOME TAXES (Continued)

Included in the balance at September 30, 2009, are no tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company's policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses. During the nine months ended September 30, 2009 and 2008, the Company recognized $357 and $303, respectively, in penalties related to unpaid payroll taxes, and $561 and $378, respectively, in interest related to these unpaid taxes. These are not considered to be uncertain tax positions because these amounts have not been deducted for tax purposes.

5.     SUBSEQUENT EVENTS

Management evaluated subsequent events after the balance sheet date of September 30, 2009 through February 3, 2010, the date the financial statements were available to be issued.

As of December 2009, the Company received $20,000 for the purchase of 10,000,000 shares of common stock at a price of $0.002 per share.